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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LECG CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting of Stockholders
and Proxy Statement

Meeting Date:
July 29, 2004

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, CA 94608

LECG Corporation
2000 Powell Street, Suite 600
Emeryville, CA 94608

To our Stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of LECG Corporation. The Annual Meeting will be held on Thursday, July 29, 2004, at 10:00 a.m. local time, at the Holiday Inn San Francisco-Oakland Bay Bridge located at 1800 Powell Street, Emeryville, CA 94608.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of June 7, 2004 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

David J. Teece Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, July 29, 2004
Time:	10:00 a.m. local time
Place:	Holiday Inn San Francisco-Oakland Bay Bridge 1800 Powell Street Emeryville, CA 94608

Matters to be voted on:

1.
Election of David J. Teece, David P. Kaplan, Michael R. Gaulke, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, David T. Scheffman, William J. Spencer and Walter H.A. Vandaele as directors.

2.
Ratification of Deloitte & Touche LLP, as independent auditors.

3.
To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on June 7, 2004 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Marvin A. Tenenbaum
Vice President, General Counsel and Secretary
June 15, 2004

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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Executive Compensation and Other Matters	21
Summary Compensation Table	21
Option Grants in Last Fiscal Year	22
Aggregate Option Exercises and Option Values	22
Change of Control and Severance Arrangements	23
Directors' Compensation	23
Section 16(a) Beneficial Ownership Reporting Compliance	23
Certain Relationships and Related Transactions	24
General	24
Expert and Senior Management Agreements	24
Other Agreements	26
Common Stock Issuances Pursuant to Buy-Sell Agreement	26
Performance Stock Option Issuances	27
Other Recent Stock Option Grants	28
Accelerated Vesting of Stock Options and Shares of Restricted Stock	28
Common Unit and Preferred Unit Issuances	29
Preferred Class A Redemption and Payment of Previously Taxed Earnings of LECG Holding Company, LLC	29
Indemnification Agreements of Officers and Directors	29
Loan Guaranty	29
Compensation Committee Report	30
Compensation Philosophy	30
Components of Executive Compensation	30
Base Salary	30
Annual Cash Incentives	31
Long-Term Stock Option Incentives	31
Audit Committee Report	32
Company Stock Price Performance Graph	33
Other Matters	34
Appendix A—Audit Committee Charter	A-1
Appendix B—Corporate Governance Committee Charter	B-1

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LECG CORPORATION

PROXY STATEMENT FOR 2004
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of LECG Corporation ("LECG"), for use at the Annual Meeting of Stockholders to be held on Thursday, July 29, 2004 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Holiday Inn San Francisco-Oakland Bay Bridge located at 1800 Powell Street, Emeryville, CA 94608. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements, were first mailed on or about June 15, 2004 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 2000 Powell Street, Suite 600, Emeryville, CA, 94608, and our telephone number is (510) 985-6700.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	You may vote if our records showed that you owned shares of LECG as of June 7, 2004 (the "Record Date"). At the close of business on that date, we had a total of 22,237,830 shares of Common Stock issued and outstanding, which were held of record by approximately 125 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.
Voting Your Proxy
If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a "legal proxy" from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.
Matters to be Presented
We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote
To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.
Cost of This Proxy Solicitation
We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.
How Votes are Counted
The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.
Abstentions and Broker Non-Votes
Shares that are voted "WITHHELD" or "ABSTAIN" are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a "broker non-vote") unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.
Our Voting Recommendations
When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:
•
"FOR" the election of David J. Teece, David P. Kaplan, Michael R. Gaulke, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, David T. Scheffman, William J. Spencer and Walter H.A. Vandaele to the Board of Directors; and
• "FOR" ratification of Deloitte & Touche LLP as our independent auditors for fiscal year 2004.

Deadlines for Receipt of Stockholder Proposals
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2005 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than February 15, 2005 to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2005 Annual Meeting of Stockholders that is not to be included in LECG's Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in LECG's bylaws no later than April 30, 2005. LECG's bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, CA 94608, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC's website located at www.sec.gov and on our website at www.lecg.com.

 PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. At each annual meeting of stockholders, directors are elected for a term of one year to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees	The Corporate Governance Committee of the Board of Directors selected, and the Board of Directors approved, David J. Teece, David P. Kaplan, Michael R. Gaulke, Michael J. Jeffery, William W. Liebeck, Ruth M. Richardson, David T. Scheffman, William J. Spencer and Walter H.A. Vandaele, as nominees for election to the Board of Directors at the Annual Meeting. Each of these nominees currently serves on our Board of Directors. If elected, Drs. Teece, Scheffman, Spencer and Vandaele, Messrs. Kaplan, Gaulke, Jeffery and Liebeck, and Ms. Richardson will each serve as a director until our annual meeting in 2005, their respective successors are elected and qualified or their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Drs. Teece, Scheffman, Spencer and Vandaele, Messrs. Kaplan, Gaulke, Jeffery and Liebeck, and Ms. Richardson. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that any nominee would be unable or unwilling to serve as a director.
Vote Required	If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF DAVID J. TEECE, DAVID P. KAPLAN, MICHAEL R. GAULKE, MICHAEL J. JEFFERY, WILLIAM W. LIEBECK, RUTH M. RICHARDSON, DAVID T. SCHEFFMAN, WILLIAM J. SPENCER AND WALTER H.A. VANDAELE TO THE BOARD OF DIRECTORS.
Information About the Directors and Nominees	The following table sets forth information regarding our directors and the nominees as of May 31, 2004:
Name	Age	Position	Director Since
David J. Teece	55	Chairman of the Board	2000
David P. Kaplan	49	President and Director	2000
Michael R. Gaulke	58	Director	2003
Michael J. Jeffery	57	Director	2003
William W. Liebeck	49	Director	2000
Ruth M. Richardson	53	Director	2003
David T. Scheffman	60	Director	2003
William J. Spencer	73	Director	2002
Walter H.A. Vandaele	59	Director	2001

There are no family relationships between any director, director nominee and executive officer.

David J. Teece	Dr. Teece co-founded our business in 1988. He has served as our Chairman of the Board of Directors from the date of the management buyout of our business in September 2000. Dr. Teece served as the Chairman of LECG, Inc., our predecessor company, from its founding until it was acquired by Navigant Consulting, Inc. in August 1998. Dr. Teece has performed economic, business and financial consulting services in the capacity of an expert for our firm since the inception of our business, and he has been an economic, business and financial consultant for 30 years. Since 1982, Dr. Teece has been a Professor of Business Administration at the Haas School of Business at the University of California at Berkeley, where since 1994 he has directed the Institute of Management, Innovation and Organization. Dr. Teece has had teaching and research positions at Stanford University and Oxford University. He has authored over 150 publications in economics, business and technology strategy and has testified before Congress and government agencies on regulatory policy and competition policy. Dr. Teece has a PhD in Economics from the University of Pennsylvania. He also serves on the board of directors of the Atlas Family of Mutual Funds, the Atlas Insurance Trusts, Canterbury Ltd. and several other private entities.
David P. Kaplan
Mr. Kaplan has served as our President and a member of the Board of Directors since September 2000. From August 1998 to August 2000, Mr. Kaplan was employed by Navigant Consulting/LECG performing economic, business and financial consulting services. From 1985 to 1998, Mr. Kaplan was president of Capital Economics, an economic consulting firm he helped establish. Mr. Kaplan specializes in antitrust economics, including the analysis of numerous mergers, damage assessment in intellectual property matters, including, for example, those involving patents and trade secrets, and the analysis of damage issues related to general commercial litigation. He also is experienced in analyzing economic issues in matters involving possible class certification. Mr. Kaplan has testified as an economic expert in federal and state courts, before arbitration panels and before regulatory agencies including the Department of Justice, the Federal Trade Commission and the International Trade Commission. Mr. Kaplan also has testified before Congress on antitrust and competitive policy issues. Mr. Kaplan has served as a consultant to the Federal Trade Commission (Bureau of Economics), the Department of Justice and the Senate Judiciary Committee. He has published in the field of economics and teaches in the MBA program at Johns Hopkins University. He also has served as a Lecturer in Economics at George Mason University. Mr. Kaplan has a BA and MA in Economics from The George Washington University and a JD from The George Washington University National Law Center.
Michael R. Gaulke
Mr. Gaulke has served on our Board of Directors since June 2003. Since June 1996, Mr. Gaulke has been the President and Chief Executive Officer of Exponent, Inc. (formerly known as Failure Analysis Associates), a publicly traded consulting firm of engineers and scientists which is best known in the litigation support marketplace for its expertise in products liability matters and for investigating accidents and failures. Mr. Gaulke has also served on the board of directors of Exponent, Inc. since 1994. Mr. Gaulke is a member of the Board of Trustees of the Palo Alto Medical

Foundation and a director of Cymer, Inc. He has a BS in Electrical Engineering from Oregon State University and an MBA from the Stanford Graduate School of Business. Mr. Gaulke serves on our Compensation Committee and as Chairman of our Audit Committee.
Michael J. Jeffery

Mr. Jeffery has served on our Board of Directors since June 2003. Mr. Jeffery, presently retired, was the Treasurer and Head of the Markets Division for the Western Hemisphere and a member of the senior executive committee of Standard Chartered Bank from 1994 until 2001. Prior to his service at Standard Chartered Bank, Mr. Jeffery held senior executive financial and board of directors positions with Nikko Bank, Scandinavian Bank Group, and Finacorp SA New York. He has extensive, global experience in business and financial management, trading, sales and administration, including past service on the board of directors of Banque Scandinave en Suisse, the Private Capital Group, Banco Scandinavian Sul America and Scandinavian Pacific Limited. Mr. Jeffery serves on our Audit and Compensation Committees and as Chairman of our Corporate Governance Committee.
William W. Liebeck
Mr. Liebeck has served on our Board of Directors since September 2000. Mr. Liebeck has been a partner of Thoma Cressey Equity Partners, Inc., a private equity investment firm, since June 1997. From June 1990 to July 1996, Mr. Liebeck was a partner at the private equity firm of Equivest Partners, Inc. Prior to that, he was a partner at Golder Thoma & Co., also a private equity firm. Mr. Liebeck currently serves as a director of several private companies. He has a BA in Economics from the University of California at Berkeley and an MBA from the Stanford Graduate School of Business. Mr. Liebeck serves on our Compensation and Corporate Governance Committees.
Ruth M. Richardson
Ms. Richardson has served on our Board of Directors since September 2003. The Honourable Ruth Richardson has been an international strategic and economic policy consultant since 1994. From 1990 to 1993, Ms. Richardson served as New Zealand's Minister of Finance. Miss Richardson was a member of the New Zealand Parliament from 1981 to 1994. She currently serves as a director of Wrightson Ltd., a New Zealand publicly listed company and several private companies. Ms. Richardson has also served as a member of the board of the Reserve Bank of New Zealand from 1999 to February 2004. She has extensive, global experience in business and financial management, corporate governance, privatizations and public sector and social policy reforms. She has lectured widely and has advised governments and governmental agencies throughout the world. Ms. Richardson serves on our Compensation and Corporate Governance Committees.
David T. Scheffman
Dr. Scheffman has served on our Board of Directors since September 2003 and previously served on our Board of Directors from September 2000 until June 2001, when he joined the Federal Trade Commission as Director of the Bureau of Economics. Dr. Scheffman has also been an expert and consultant at LECG since September 2003 and was previously employed as an expert and consultant with LECG from September 2000 until June 2001.

From June 2001 until August 2003, Dr. Scheffman served as the Director of the Bureau of Economics at the Federal Trade Commission, and he previously served in a number of positions in the Bureau of Economics at the Federal Trade Commission from 1979 through 1988, including serving as its Director from 1985 through 1988. From August 1998 to September 2000, Dr. Scheffman was affiliated with LECG, through which he performed economic, business and financial consulting services. Dr. Scheffman is an adjunct Professor at the Owen Graduate School of Management at Vanderbilt University. Dr. Scheffman has authored many articles and books in industrial organization and antitrust economics, law and economics, and marketing and business strategy. Dr. Scheffman has a PhD in Economics from Massachusetts Institute of Technology and a BA in Mathematics and Economics from the University of Minnesota.
William J. Spencer
Dr. Spencer has served on our Board of Directors since November 2002. He has been Chairman Emeritus of the International SEMATECH, a consortium of twelve semiconductor manufacturing companies from seven countries, since November 2000. From October 1997 to October 2000, Dr. Spencer was Chairman of the Board of SEMATECH. He also served as President and Chief Executive Officer of SEMATECH from November 1990 to October 1997. Dr. Spencer is a director of Capital Group ICA, a privately held corporation, a member of the National Academy of Engineering, a Fellow of the Institute of Electrical and Electronics Engineers and serves on many advisory groups. Dr. Spencer held teaching positions at the University of California at Berkeley and the University of New Mexico. During 1997 and 1998, he was a member of the board of directors of LECG, Inc. prior to its acquisition by Navigant Consulting. Dr. Spencer has an MS in Mathematics and a PhD in Physics from Kansas State University. Dr. Spencer serves on our Audit Committee and as Chairman of our Compensation Committee.
Walter H.A. Vandaele
Dr. Vandaele has served on our Board of Directors since June 2001 and has been an expert with our company since November 2000. From August 1998 to October 2000, Dr. Vandaele was a Senior Vice President of PHB Hagler Bailly, Inc., a subsidiary of Hagler Bailly, Inc. Dr. Vandaele also performed economic, business and financial consulting services at Putnam, Hayes & Bartlett, Inc. from June 1988 to August 1998. He has a Licentiaat in the Handels-en Financiële Wetenschappen from the University of Antwerp (University Faculties Saint Ignatius) (Belgium), a Doctorandus in Economics, University of Tilburg (the Netherlands) and a PhD and an MBA from the Graduate School of Business, University of Chicago.

 BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held 11 meetings during fiscal year 2003. Except for David Scheffman, all directors attended at least 75% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2003. Dr. Scheffman joined our Board of Directors in September 2003 and has attended 2 of the 4 meetings held by the Board of Directors since joining us.

Board Independence	The Board of Directors has determined that each of its current directors, who are all standing for re-election, except David J. Teece, David P. Kaplan, David T. Scheffman and Walter H.A. Vandaele, has no material relationship with LECG and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.
Committees of the Board of Directors
The Board of Directors has Audit, Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2003 and its function.
Audit Committee
The Audit Committee consists of Messrs. Gaulke and Jeffery and Dr. Spencer, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Board of Directors has determined that Mr. Gaulke is an "audit committee financial expert" as defined in SEC rules. The Audit Committee held 3 meetings during fiscal year 2003. Mr. Gaulke serves as Chairman of the Audit Committee.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit and non-audit related services to be performed.
The Audit Committee charter is included herein as Appendix A. The Audit Committee Report is included herein on page 32.
Corporate Governance Committee
The Corporate Governance Committee consists of Messrs. Jeffery and Liebeck and Ms. Richardson, each of whom is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect.

The Corporate Governance Committee held 1 meeting during fiscal year 2003. Mr. Jeffery serves as Chairman of the Corporate Governance Committee. The Corporate Governance Committee charter is included herein as Appendix B.

The Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to us; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors.
Stockholder Recommendations and Nominations
It is the policy of the Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders holding at least the lesser of $2,000 in market value or one percent (1%) of LECG's securities continuously for at least twelve (12) months prior to the date of the submission of the recommendation. A stockholder that desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:
Corporate Secretary LECG Corporation 2000 Powell Street, Suite 600 Emeryville, California 94608

A submitted recommendation must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and LECG within the last three years and evidence of the recommending person's ownership of LECG stock.

A stockholder that desires to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in LECG's bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under "Deadlines for Receipt of Stockholder Proposals" in this Proxy Statement.
Director Qualifications
LECG's Corporate Governance Committee Charter as well as its policies and procedures for director candidates contain membership guidelines and criteria for the Corporate Governance Committee to consider. Except as may be required by rules promulgated by NASDAQ or the SEC, there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, in evaluating the qualifications of the candidates, the Corporate Governance Committee considers many factors, including, issues of character, judgment, business experience and acumen, independence, age, expertise, diversity of experience, other commitments and the like. Academic and business expertise, prior government service and familiarity with national and international issues affecting business are also among the relevant criteria. The Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Corporate Governance Committee considers each individual candidate in the context of the current perceived needs of the Board of Directors as a whole. While the Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Corporate Governance Committee believes that candidates and nominees must reflect a Board of Directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board of Directors effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
Identification and Evaluation of Nominees for Directors	The Corporate Governance Committee's process for evaluating and identifying the candidates that it selects, or recommends to the Board of Directors for selection, as director nominees, are as follows:
•
The Corporate Governance Committee regularly reviews the current composition and size of the Board of Directors and considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors.
•
The Corporate Governance Committee evaluates the performance of the Board of Directors as a whole and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.
•
In evaluating current members of the Board of Directors, the Corporate Governance Committee reviews each current member's length of service in addition to such member's other qualifications. Although no term limits are established for service on the Board of Directors, the Corporate Governance Committee considers and balances the disadvantages of losing the contribution of directors who over time have developed increasing insight into LECG and its operations against the potential advantages of obtaining contributions of new ideas and viewpoints. The general expectation is that independent directors will serve for 6-10 years. In particular, the Corporate Governance Committee considers the desirability of periodic rotation of members of the Board of Directors who also provide services to LECG as experts ("expert directors"). The general expectation is that non-management expert directors will serve for 3 years.
•
The Corporate Governance Committee reviews the qualifications of any candidates who have been properly recommended or nominated by a stockholder, as well as those candidates who have been identified by management, individual members of the Board of Directors or, if the Corporate Governance Committee determines, a search firm. Such review may, in the Corporate Governance Committee's discretion, include a review solely of information provided to the Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Corporate Governance Committee deems proper.

• After such review and consideration, the Corporate Governance Committee selects, or recommends that the Board of Directors select, the slate of director nominees.
Compensation Committee
The Compensation Committee consists of Messrs. Gaulke, Liebeck and Jeffery, Dr. Spencer and Ms. Richardson. The Compensation Committee held 4 meetings during fiscal year 2003. Dr. Spencer serves as Chairman of the Compensation Committee.

The Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2003, no member of the Compensation Committee was an officer or employee of LECG. During fiscal year 2003, no member of the Compensation Committee or executive officer of LECG served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.
Annual Meeting Attendance
Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend annual meetings of LECG stockholders. The 2004 Annual Meeting is our first annual meeting of stockholders since becoming a publicly traded company. The Corporate Governance Committee will consider, during the upcoming year, adopting a formal policy on director attendance at annual meetings of stockholders.
Communicating with the Board of Directors
Stockholders may communicate with the Board of Directors by submitting an email to investor@lecg.com or by writing to us at LECG Corporation, Attention: Investor Relations, 2000 Powell Street, Suite 600, Emeryville, California 94608. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics for all employees and independent contractors of LECG, which is applicable to all principal executive, financial and accounting officers. We will provide a copy of the Code of Business Conduct and Ethics upon written request to LECG Corporation, Attention: Investor Relations, 2000 Powell Street, Suite 600, Emeryville, California 94608. LECG will file a Form 8-K with the SEC, disclosing any material amendment to the Code of Business Conduct and Ethics or waiver of a provision of the Code of Business Conduct and Ethics, including the name of the officer to whom the waiver was granted, within four business days after such amendment or waiver.

 PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ending December 31, 2004. The decision of the Board of Directors to appoint Deloitte & Touche LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm's qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of LECG and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider its selection.

Deloitte & Touche LLP was first appointed in fiscal year 2003, and has audited our financial statements for fiscal year 2003. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Billed By Deloitte & Touche LLP During Fiscal Year 2003

The following table presents the fees paid or accrued by LECG for the audit and other services provided by Deloitte & Touche LLP for the year ended December 31, 2003 (in thousands):

2003
Audit Fees(1)	$932
Audit-Related Fees(2)	10
Tax Fees(3)
Tax Compliance	559
Tax Advice	56
All Other Fees(4)	—
Total Fees	$1,557

(1)
Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with LECG's initial public offering and related registration statement.

(2)
Audit-related fees consist primarily of fees for services performed in connection with acquisitions.

(3)
Fees related to tax compliance are primarily for federal and states' filing requirements for LECG Holding Company, LLC, the predecessor entity of LECG. Fees for tax advice consisted of assistance with matters related to certain foreign and domestic tax issues.

(4)
There were no other services performed by Deloitte & Touche LLP.

 Audit Committee pre-approval policy. Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee's regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit related and non-audit related services to be performed by LECG's independent auditors and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. Subsequent to our initial public offering on November 13, 2003, the Audit Committee has pre-approved 100% of audit related and non-audit related services by LECG's independent auditors.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Abstentions will have the effect of a vote "against" the ratification of Deloitte & Touche LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS LECG'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on April 30, 2004, by:

  •
  each person known to us to be the beneficial owner of more than 5% of our common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o LECG Corporation, 2000 Powell Street, Suite 600, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 21,821,155 shares of common stock outstanding on April 30, 2004.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 30, 2004. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial owner	Number of Shares Owned	Number of Shares Underlying Options Exercisable Within 60 Days of April 30, 2004	Percentage of Shares Outstanding
5% Stockholders
TCEP/LECG Funding Corporation(1)	5,037,500	—	23.1%
Ronald Baron and affiliated entities(2)	1,281,500	—	5.9%
Wasatch Advisors, Inc.(3)	1,213,824	—	5.6%
Directors and Named Executive Officers
David J. Teece(4)(5)	1,688,125	468,750	9.7%
David P. Kaplan(5)	801,950	583,008	6.2%
J. Geoffrey Colton	50,302	14,454	*
Marvin A. Tenenbaum(6)	16,250	40,233	*
Walter H.A. Vandaele	369,121	35,155	1.8%
John C. Burke	1,059	20,834	*
Gary S. Yellin	1,074	5,209	*
Tina M. Bussone	152	2,155	*
Michael R. Gaulke(7)	2,900	—	*
Michael J. Jeffrey	—	—	—
William J. Spencer	—	—	—
Ruth M. Richardson	—	—	—
William W. Liebeck(8)	5,043,400	—	23.1%
David T. Scheffman	—	31,250	*
All directors and executive officers as a group (14 people)	7,974,333	1,201,048	39.9%

*
Less than one percent

(1)
Thoma Cressey Fund VII, L.P. ("Fund VII") holds directly 4,960,023 shares of our common stock and Thoma Cressey Friends Fund VII, L.P. ("Friends Fund VII") holds directly 77,477 shares of our common stock. TC Partners VII, L.P. ("TC Partners"), as the general partner to both Fund VII and Friends Fund VII, may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, be deemed to own beneficially the shares held by Fund VII and Friends Fund VII. Thoma Cressey Equity Partners, Inc. ("Partners, Inc."), as the general partner of TC Partners, may, for purposes of Rule 13d-3, be deemed to own beneficially the shares held by Fund VII and Friends Fund VII. Carl D. Thoma is the sole stockholder of Partners, Inc. and accordingly possesses voting and dispositive power over all of the shares owned by the Thoma Cressey entities. The address for Mr. Thoma and the Thoma Cressey entities is One Embarcadero Center, Suite 2930, and San Francisco, California, 94111.

(2)
Ronald Baron owns a controlling interest in Baron Capital Group, Inc. ("BCG"). BAMCO, Inc. ("BAMCO") and Baron Capital Management, Inc. ("BCM") are subsidiaries of BCG. Ronald Baron, BCG, BAMCO and BCM beneficially own an aggregate of 1,281,500 shares of our common stock, of which Ronald Baron and BCG, each, beneficially own 1,281,500 shares, of which BAMCO beneficially owns 1,278,500 shares and BCM beneficially owns 3,000 shares. Ronald Baron and BCG disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than Ronald Baron and BCG. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. The address for Ronald Baron, BCG, BAMCO and BCM is 767 Fifth Avenue New York, NY 10153.

(3)
The address for Wasatch Advisors Inc. is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(4)
Includes 325,000 shares held by the Teece Irrevocable Trust No. 3 U/A/D 10/14/97, 148,828 shares of common stock held by the Teece Family Millennium Trust, 312,500 shares of common stock held by the Teece Children's Stock Trust u/t/d May 5, 1993, 123,047 shares of common stock held by the Flex Trust u/t/d February 5, 2003 and 7,500 shares of common stock held by the Teece Family Foundation.

  The sole trustee of the Teece Irrevocable Trust No. 3 U/A/D 10/14/97 is Norman J. Laboe. The beneficiaries of the Teece Irrevocable Trust No. 3 are the four minor children of Dr. Teece. The sole trustee of the Teece Children's Stock Trust u/t/d May 5, 1993 is Norman J. Laboe. The beneficiaries of the Teece Children's Stock Trust u/t/d May 5, 1993 are the four minor children of Dr. Teece. The co-trustees of the Teece Family Millennium Trust are Norman J. Laboe and U.S. Trust Company of Delaware. The beneficiaries of the Teece Family Millennium Trust are the four minor children of Dr. Teece, the grandchildren and more remote descendants of Dr. Teece, and the Teece Family Foundation, a private charitable foundation. Dr. Teece disclaims beneficial ownership of these shares, including shares subject to underlying options, except to the extent of his pecuniary interest therein.

  The sole trustee of the Flex Trust u/t/d February 5, 2003 is Norman J. Laboe. The beneficiaries of the Flex Trust u/t/d February 5, 2003 are Dr. Teece, the descendants of Dr. Teece and the Teece Family Foundation, a private charitable foundation.

  The board of directors of the Teece Family Foundation consists of Dr. Teece, his spouse, Leigh Teece, and one other individual, who collectively possess voting and dispositive power over all of the shares owned by the Teece Family Foundation. Dr. Teece disclaims beneficial ownership of these shares, including shares subject to underlying options, except to the extent of his pecuniary interest therein.

(5)
Includes 468,750 shares of common stock underlying the performance options granted to each of Dr. Teece and Mr. Kaplan in October 2001 that became fully vested and exercisable in December 2003. See "Certain Relationships and Related Transactions—Performance Stock Option Issuances" on page 27 of this Proxy Statement.

(6)
Shares are held by Marvin A. Tenenbaum and Lynn Tenenbaum, as joint tenants.

(7)
Shares are held by the Gaulke Family Trust, of which Mr. Gaulke and Judith A. Gaulke are trustees.

(8)
Mr. Liebeck is a partner of Thoma Cressey Equity Partners, Inc., the general partner of TC Partners, the general partner of both Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. Of the shares attributed to Mr. Liebeck 4,960,023 are owned by Thoma Cressey Fund VII, L.P. and 77,477 are owned by Thoma Cressey Friends Fund VII, L.P. Mr. Liebeck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Liebeck's address is c/o Thoma Cressey Equity Partners, Inc., One Embarcadero Center, Suite 2930, San Francisco, California, 94111. TCEP/LECG Funding Corporation, a Delaware corporation, is wholly owned by Thoma Cressey Fund VII, L.P. and Thoma Cressey Friends Fund VII, L.P. The affairs of TCEP/LECG Funding Corporation, including but not limited to the voting and investment control over the shares of LECG owned by TCEP/LECG Funding Corporation, are managed by the corporation's board of directors. The board of directors of TCEP/LECG Funding Corporation is currently comprised of William W. Liebeck (one of our directors), D. Jeanne Plessinger and Carl D. Thoma, none of whom individually possesses voting or dispositive power over the shares. In addition, Mr. Liebeck is the President of TCEP/LECG Funding Corporation. Mr. Liebeck disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of TCEP/LECG Funding Corporation is c/o Thoma Cressey Equity Partners, Inc., One Embarcadero Center, Suite 2930, San Francisco, California 94111. Includes 5,900 shares owned individually by Mr. Liebeck.

 EXECUTIVE OFFICERS

The following table sets forth our executive officers. The table also sets forth their ages as of May 31, 2004.

Name	Age	Position
David J. Teece	55	Chairman of the Board of Directors
David P. Kaplan	49	President and Director
John C. Burke	65	Chief Financial Officer
Gary S. Yellin	52	Chief Accounting Officer
J. Geoffrey Colton	56	Director of Finance and Assistant Secretary
Marvin A. Tenenbaum	53	Vice President, General Counsel and Secretary
Tina M. Bussone	32	Director of Administration
David J. Teece
Dr. Teece co-founded our business in 1988. He has served as our Chairman of the Board of Directors from the date of the management buyout of our business in September 2000. Dr. Teece served as the Chairman of LECG, Inc., our predecessor company, from its founding until it was acquired by Navigant Consulting, Inc. in August 1998. Dr. Teece has performed economic, business and financial consulting services in the capacity of an expert for our firm since the inception of our business, and he has been an economic, business and financial consultant for 30 years. Since 1982, Dr. Teece has been a Professor of Business Administration at the Haas School of Business at the University of California at Berkeley, where since 1994 he has directed the Institute of Management, Innovation and Organization. Dr. Teece has had teaching and research positions at Stanford University and Oxford University. He has authored over 150 publications in economics, business and technology strategy and has testified before Congress and government agencies on regulatory policy and competition policy. Dr. Teece has a PhD in Economics from the University of Pennsylvania. He also serves on the board of directors of the Atlas Family of Mutual Funds, the Atlas Insurance Trusts, Canterbury Ltd. and several other private entities.
David P. Kaplan
Mr. Kaplan has served as our President and a member of the Board of Directors since September 2000. From August 1998 to August 2000, Mr. Kaplan was employed by Navigant Consulting/LECG performing economic, business and financial consulting services. From 1985 to 1998, Mr. Kaplan was president of Capital Economics, an economic consulting firm he helped establish. Mr. Kaplan specializes in antitrust economics, including the analysis of numerous mergers, damage assessment in intellectual property matters, including, for example, those involving patents and trade secrets, and the analysis of damage issues related to general commercial litigation. He also is experienced in analyzing economic issues in matters involving possible class certification. Mr. Kaplan has testified as an economic expert in federal and state courts, before arbitration panels and before regulatory agencies including the Department of Justice, the Federal Trade Commission and the International Trade Commission. Mr. Kaplan also has testified before Congress on antitrust and competitive policy issues. Mr. Kaplan has served as a consultant to the Federal Trade Commission (Bureau of Economics), the Department of Justice and the Senate Judiciary Committee. He has published in the field of economics and teaches in the MBA program at Johns Hopkins University. He also has served as a Lecturer in Economics at George Mason

University. Mr. Kaplan has a BA and MA in Economics from The George Washington University and a JD from The George Washington University National Law Center.
John C. Burke
Mr. Burke has served as our Chief Financial Officer since January 2003. Prior to joining us, Mr. Burke served as the Chief Financial Officer and Treasurer of Braun Consulting Inc. for approximately six years. Prior to his service at Braun Consulting, Mr. Burke served as a member of senior management of the public accounting firm of Grant Thornton LLP for twenty years holding the positions of Chairman of the firm for three years and Chicago Area Managing Partner for seven years. He is a Certified Public Accountant and has a BS in Accounting from the University of Notre Dame.
Gary S. Yellin
Mr. Yellin has served as our Chief Accounting Officer since January 2003. Prior to joining us as an employee, Mr. Yellin consulted to us in a management capacity overseeing our accounting function from April 2002 through December 2002. Mr. Yellin performed similar duties in a consulting capacity for companies beginning in October 1997 through April 2002, as well as accounting litigation analysis from May 1999 through August 2002 with the law firm of Morrison Foerster, LLP. Mr. Yellin has taught Accounting at California State University at Hayward. He is a Certified Public Accountant and has a BA in Mathematics from the State University of New York at Binghamton in May 1973 and an MBA from California State University at Hayward in December 1981.
J. Geoffrey Colton
Mr. Colton has served as our Director of Finance and Assistant Secretary since February 2003 and served as our Chief Financial Officer, Vice President and Secretary from June 2000 until January 2003. Prior to joining us, Mr. Colton served as Chief Financial Officer of T.Y. Lin International from April 1998 until March 2000. Mr. Colton also served as the Vice President of Finance for Kleinfelder, Inc. from October 1987 until March 1998. He has a BA in Political Science from San Francisco State University and an MBA from Golden Gate University.
Marvin A. Tenenbaum
Mr. Tenenbaum has served as our Secretary since February 2003 and our General Counsel and Vice President since January 2001. Prior to joining us, Mr. Tenenbaum was of counsel at the law firm of Sachnoff & Weaver from March 2000 to January 2001. From August 1998 until January 2000, Mr. Tenenbaum was the General Counsel of Operations at Navigant Consulting, Inc. and from October 1993 until August 1998, he was the General Counsel at Peterson Consulting LLC. Mr. Tenenbaum has a BA in Economics and a JD from Northwestern University.
Tina M. Bussone
Ms. Bussone has served as our Director of Administration since April 2003. From September 2000 until this time, Ms. Bussone worked as our Manager of Administrative Operations. From September 1999 until August 2000, she was a Regional Operations Manager at Navigant Consulting, Inc., and from August 1998 until September 1999, she was the Office Coordinator of our Washington, D.C. office. Prior to joining us in August 1998, Ms. Bussone worked for a law firm in Washington, D.C. Ms. Bussone has a BS in Russian Area Studies from Georgetown University and a MBA from George Washington University.

 EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 2003 by our Chairman of the Board of Directors (acting in a capacity similar to a chief executive officer) and our four other most highly paid executive officers whose salary and bonus exceeded $100,000 in fiscal 2003. These executives are referred to as the named executive officers elsewhere in this Proxy Statement:

Name and principal position	Year	Salary	Bonus	Securities underlying options	All other compensation
David J. Teece Chairman of the Board	2003	$200,000	$354,840	46,875	$1,850,385(1)(3)
David P. Kaplan President	2003	$200,000	$354,840	46,875	$2,236,336(1)(3)
Marvin A. Tenenbaum Vice President and Secretary	2003	$300,000	$100,000	15,625	—
John C. Burke Chief Financial Officer	2003	$240,545	$150,000	68,750	—
Gary S. Yellin Chief Accounting Officer	2003	$190,000	$75,000	31,250	$13,625(2)

(1)
Represents amounts paid in 2003 to the named executive officer in his or her capacity as an expert and for a percentage of the professional fees on projects secured by this named executive officer, for services provided in 2003 and prior periods, provided these services were billed and collected by us.

(2)
Represents fees paid to Mr. Yellin in his capacity as a consultant.

(3)
Includes $50,000 for Dr. Teece and $25,000 for Mr. Kaplan for interest earned in 2003 for deferred compensation payable to them. For more information, please see "Certain Relationships and Related Transactions—Expert and Senior Management Agreements" on page 24 of this Proxy Statement.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options granted to each named executive officer during 2003, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The assumed 5% and 10% rates of stock appreciation are based on the closing price on December 31, 2003 of $22.89 per share.

					Price appreciation for option term
	Securities underlying options granted
Name		Granted pursuant to option plan(1)	Exercise price	Expiration date
					5%	10%
David J. Teece	46,875	5.27%	$16.00	10/12/2013	$997,753	$2,033,005
David P. Kaplan	46,875	5.27%	$16.00	10/12/2013	$997,753	$2,033,005
Marvin A. Tenenbaum	9,375	1.05%	$16.00	2/14/2013	$199,551	$406,601
Marvin A. Tenenbaum	6,250	0.70%	$16.00	10/12/2013	$133,034	$271,067
John C. Burke	46,875	5.27%	$16.00	1/31/2013	$997,753	$2,033,005
John C. Burke	12,500	1.41%	$16.00	10/12/2013	$266,067	$542,135
John C. Burke	9,375	1.05%	$20.65	11/24/2013	$155,863	$362,913
Gary S. Yellin	15,625	1.76%	$16.00	1/31/2013	$332,584	$677,668
Gary S. Yellin	15,625	1.76%	$16.00	10/12/2013	$332,584	$677,668

(1)
Percentages represent options granted to the named executive officers as a percent of all options granted pursuant to our 2000 Incentive Plan and 2003 Stock Option Plan during fiscal 2003.

In 2003, we granted options to purchase up to an aggregate of 888,923 shares to employees, directors and consultants. Option shares generally vest over four to five years.

Aggregate Option Exercises and Option Values

The following table describes for the named executive officers the number and value of securities underlying exercisable and unexercisable options held by them as of December 31, 2003.

The value realized is based on a fair value of the underlying stock at the time of exercise of $14.40 per share, less the per share exercise price, multiplied by the number of shares issued. The value of unexercised in-the-money options at December 31, 2003 is based on the closing price at December 31, 2003 of $22.89 per share, less the per share exercise price, multiplied by the number of shares issuable. All options were granted under our 2000 Incentive Plan except for 9,375 options issued under our 2003 Incentive Plan.

			Number of securities underlying options at December 31, 2003		Value of unexercised in-the-money options at December 31, 2003
	Number of shares acquired on exercise
		Value realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
David J. Teece	140,625	$1,593,000	468,750	46,875	$8,228,750	$322,875
David P. Kaplan	—	—	577,148	55,664	$10,376,773	$497,039
Marvin A. Tenenbaum	—	—	31,250	31,250	$619,250	$417,250
John C. Burke	—	—	13,021	55,729	$89,688	$340,175
Gary S. Yellin	—	—	—	31,250	—	$215,250

Change of Control and Severance Arrangements	David J. Teece is entitled to receive severance payments for a period of six months at a rate equal to his then current base salary in the event he is terminated without cause pursuant to a senior management agreement with us. These severance payments may be extended by an additional six months in exchange for the extension of the non-competition covenants of Dr. Teece for an additional six months.

David P. Kaplan is entitled to receive severance payments totaling $250,000 payable over twelve months in the event he is terminated without cause pursuant to a senior management agreement with us. These senior management agreements are described in "Certain Relationships and Related Transactions—Expert and Senior Management Agreements" on page 24 of this Proxy Statement.

John C. Burke is entitled to receive severance payments for a period of four months at a rate equal to his then current base salary and prior year's bonus payable over four months in the event he is terminated without cause pursuant to his employment offer letter with us. We must also provide Mr. Burke with 60 days prior written notice of any such termination without cause.
Directors' Compensation
We reimburse our non-employee directors for their expenses incurred in connection with attending Board and committee meetings, and these directors, except for William W. Liebeck, receive a quarterly retainer of $4,000, an additional $2,000 for each regularly scheduled quarterly meeting of the Board of Directors attended and $1,000 for each meeting of a committee attended.

In addition, each of these directors receives $1,000 for each special meeting of the Board of Directors attended, and the chairperson of each committee receives an additional $1,000 for each committee meeting attended. Each non-employee director who joins our Board of Directors will receive a nondiscretionary, automatic grant of an option to purchase 15,625 shares of our common stock.

In addition, each non-employee director, other than William W. Liebeck, will receive a yearly nondiscretionary, automatic grant of an option to purchase 4,688 shares of our common stock, which vest one year after grant, pursuant to our 2003 Stock Option Plan. Certain directors also act in an expert capacity for us and receive compensation for their work as experts. For more information, please see "FN 11—Related Party Transactions" in the financial statements of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $60,000; and

  •
  a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

General	In our ordinary course of business, we enter into transactions with some of our directors and officers. We believe that each of these transactions has been on terms no less favorable for us than we could have obtained in a transaction with an independent third party.
Expert and Senior Management Agreements
We are party to expert agreements with Walter H.A. Vandaele, a director, David T. Scheffman, a director, David J. Teece, our Chairman of the Board of Directors, and David P. Kaplan, a director and our President. These agreements are terminable at will by either party and do not contain restrictions on competition after termination. Pursuant to these agreements, these experts provide expert services on our behalf in consideration for a cash payment generally equal to the sum of the amount of fees collected by us for the hours billed by this person and a percentage (up to 14%) of staff fees collected by us on projects secured by this person. We are also required to pay to Mr. Kaplan $58,333 per month, and collected fees for billings and projects secured by Mr. Kaplan will be deducted against this amount; we are required to pay to Dr. Vandaele $41,666 per month, and collected fees for billings and projects secured by Dr. Vandaele are deducted against this amount; and we are required to pay Dr. Scheffman $20,000 per month, and collected fees for billings and projects secured by Dr. Scheffman are deducted against this amount. In addition, Dr. Scheffman received a $1.0 million sign-on bonus payable in two installments.

In September 2000, we entered into a senior management agreement with David J. Teece, our Chairman of the Board of Directors, providing for among other things, Dr. Teece's compensation as an expert and our Chairman of the Board of Directors. Dr. Teece's base annualized salary as our Chairman of the Board of Directors was $175,000 for the six month period starting January 1, 2003 and ending June 30, 2003 and increased to $225,000 for the six month period starting July 1, 2003 and ending December 31, 2003. In addition, Dr. Teece met the criteria for a performance bonus of $354,840 based on LECG achieving specified revenue and earnings before equity-based compensation charges, interest, taxes, depreciation and amortization ("EBITDA") targets for 2003. Dr. Teece's agreement recognizes that his time availability and commitment to us must accommodate his position as a part-time faculty member at the University of California at Berkeley, and the University's regulations regarding conflict of commitment. Dr. Teece is not required to spend more than 50% of his business or professional time on our affairs or provide services on engagements. In addition, Dr. Teece is entitled to $500,000 related to services he rendered in connection with our September 29, 2000 management buyout. Such amount has been earned by Dr. Teece and is not contingent on his continued employment with LECG. Accordingly, $500,000 was expensed in the fiscal period ended December 31, 2000. Such amount was paid in February 2004, as the criteria of achieving at least $20.0 million of EBITDA in any fiscal year was met in 2003. The $500,000 due to Dr. Teece had been accruing interest at a rate of 10% per year since September 29, 2000 until paid. We are obligated to provide him with two executive assistants at our expense. The senior management agreement does not have a specified term and is terminable at will.

If Dr. Teece's services as the Chairman of the Board of Directors are terminated by us without cause, Dr. Teece will be entitled to severance payments for a six-month period following termination at his then annual base salary rate, which period may be extended by an additional six months in exchange for a six-month extension of the non-competition covenants of Dr. Teece. Dr. Teece is generally prohibited from managing or controlling a competitive business to ours that has annual revenues greater than $5.0 million during the twelve-month period following his termination, which period is reduced to six months in the event he is terminated by us without cause; however, Dr. Teece may act as an expert in a non-managerial control position. In addition, Dr. Teece is prohibited from soliciting certain of our clients and staff during the twelve-month period following his termination.

In September 2000, we entered into a senior management agreement with David P. Kaplan, our President. In September 2003, we entered into an amended and restated senior management agreement with Mr. Kaplan, providing for among other things, Mr. Kaplan's compensation as an expert, as previously described, and as our President. Mr. Kaplan's base annualized salary as our President was $175,000 for the six-month period starting January 1, 2003 and ending June 30, 2003 and increased to $225,000 for the six-month period starting July 1, 2003 and ending December 31, 2003. In addition, Mr. Kaplan met the criteria for a performance bonuses of $354,840 based on LECG achieving specified revenue and earnings before equity-based compensation charges, interest, taxes, depreciation and amortization ("EBITDA") targets for 2003. In addition, Mr. Kaplan is entitled to $250,000 related to services he rendered in connection with our September 29, 2000 management buyout. Such amount has been earned by Mr. Kaplan and is not contingent on his continued employment with LECG. Accordingly, $250,000 was expensed in the fiscal period ended December 31, 2000. Such amount was paid in February 2004, as the criteria of achieving at least $20.0 million of EBITDA in any fiscal year was met in 2003. The $250,000 due to Mr. Kaplan had been accruing interest at a rate of 10% per year since September 29, 2000 until paid. Mr. Kaplan is also eligible for benefits generally available to our other executive and managerial employees, and we are obligated to provide him with one executive assistant at our expense. The senior management agreement does not have a specified term and is terminable at will. If Mr. Kaplan's services as the President are terminated by us without cause, Mr. Kaplan will be entitled to severance payments totaling $250,000 payable over a 12-month period following termination. Mr. Kaplan is generally prohibited from managing or controlling a competitive business to ours that has annual revenues greater than $5.0 million during the twelve-month period following his termination; however, Mr. Kaplan may act as an expert in a non-managerial control position. In addition, Mr. Kaplan is prohibited from soliciting certain of our clients and staff during the twelve-month period following his termination.

Pursuant to their respective agreements, we paid Dr. Teece, Mr. Kaplan, Dr. Scheffman and Dr. Vandaele, each of whom is a director and in the case of Dr. Teece and Mr. Kaplan, executive officers, $1,800,385, $2,211,336, $191,308 and $1,647,026, respectively, during 2003 for expert services and project origination fees.
Other Agreements
Pursuant to an agreement with David Teece, our Chairman of the Board of Directors, we pay the project origination fees otherwise owing to Dr. Teece to Enterprise Research, Inc., a corporation in which Dr. Teece has a 40% equity position. In identifying the compensation paid to Dr. Teece during 2003, we have included the $1,008,188 amounts paid to this corporation for project origination fees, representing the contractual percentage (typically 14%) applied to professional staff revenue recognized on engagements secured by the expert.
Common Stock Issuances Pursuant to Buy-Sell Agreement
We and some of our stockholders are parties to a buy-sell agreement, effective as of September 29, 2000, which provides, in part, that we as well as certain stockholders have the right to repurchase the unvested shares of restricted common stock issued under the buy-sell agreement at original cost if one or more specified conditions were met. The repurchase provision with respect to vested shares was terminated upon the conversion from an LLC to a C corporation and the completion of the initial public offering. The vesting restrictions on the common stock issued under the buy-sell agreement and the repurchase provision for unvested shares remain in effect. The following directors and executive officers are parties to the buy-sell agreement: David J. Teece, David P. Kaplan, J. Geoffrey Colton, Marvin A. Tenenbaum and Walter H. A. Vandaele.

In October 2000, we issued to each of David J. Teece, our Chairman of the Board of Directors, and David P. Kaplan, our President, 525,000 shares of restricted common stock at a price of $0.01 per share. The shares of restricted common stock issued to Dr. Teece and Mr. Kaplan are subject to the buy-sell agreement. The buy-sell agreement provides that the shares owned by Dr. Teece and Mr. Kaplan are subject to a right of repurchase in our favor, which lapses (i) at a rate of 25% per year commencing on September 29, 2001 and on the next three anniversary dates thereafter subject to the continued services to us by Dr. Teece and Mr. Kaplan, with respect to 50% of the shares of common stock subject to the agreement, (ii) at a rate of 25% per year commencing on December 31, 2001 based upon the achievement of individual billing goals with respect to 25% of the shares subject to the agreement, and (iii) at a rate of 25% per year commencing on December 31, 2001, in the event we achieve our goals as stated in our annual business plan. All of the shares of common stock that have not been released from our repurchase option because goals were not achieved shall be released in full on January 16, 2005. In December 2002, our Board of Directors accelerated the vesting of 1,025,679 restricted common shares. Included in such acceleration was 328,125 shares for each of Dr. Teece and Mr. Kaplan. As of December 31, 2003, 525,000 shares owned by each of Dr. Teece and Mr. Kaplan are fully vested and no shares remain subject to our right of repurchase.

In October 2000, we issued J. Geoffrey Colton, our Director of Finance, 23,438 shares of restricted common stock at a price of $0.01 per share. The shares of restricted common stock issued to Mr. Colton are subject to the buy-sell agreement. The buy-sell agreement provides that the shares owned by Mr. Colton are subject to a right of repurchase in our favor, which lapses at a rate of 25% per year commencing on September 30, 2001 and on the next three anniversary dates thereafter, subject to Mr. Colton's continued services to us on these dates. As of December 31, 2003, 17,578 shares owned by Mr. Colton are fully vested and 5,860 shares remain subject to our right of repurchase.

In October 2000, we issued Walter H.A. Vandaele, a director, 37,500 shares of restricted common stock at a price of $0.01 per share. The shares of restricted common stock issued to Dr. Vandaele are subject to the buy-sell agreement. The buy-sell agreement provides that the shares owned by Dr. Vandaele are subject to a right of repurchase in our favor, which lapses at a rate of 25% per year commencing on September 30, 2001 and on the next three anniversary dates thereafter, subject to Dr. Vandaele's continued services to us on these dates. As of December 31, 2003, 28,125 shares owned by Dr. Vandaele are fully vested and 9,375 shares remain subject to our right of repurchase.
Performance Stock Option Issuances
In October 2001, we issued David J. Teece, our Chairman of the Board of Directors, and David P. Kaplan, our President, options to purchase 468,750 shares of our common stock, respectively, at an exercise price of $5.33 per share. The options have a 7-year cliff vesting period subject to acceleration upon the occurrence of certain events. Specifically, the options fully vest and become immediately exercisable before the 7th year anniversary of the grant date if the holders of our Redeemable Class A preferred units achieve the minimum return threshold, which is equal to four times the aggregate purchase price paid by the holders of our Redeemable Class A preferred units for both Redeemable Class A preferred units and common units that were originally issued in September and October 2000. The holders of our Redeemable Class A preferred units will have achieved the minimum return threshold if any of the following occurs: the total amount of all dividends on the Redeemable Class A preferred units that have accrued at a rate of 8% per annum, compounded quarterly, from the date of issuance together with any dividends on the common units and other distributions to common unitholders equals the minimum return threshold; or the total amount received by the holders of Redeemable Class A preferred units in a sale or exchange of the Redeemable Class A preferred units and common units equals the minimum return threshold; or the sum of (i) the amount received by the holders of Redeemable Class A preferred units pursuant to a mandatory redemption of the Redeemable Class A preferred units in connection with and immediately following an initial public offering, plus (ii) the average closing price of our common stock over a period of twenty consecutive trading days following an initial public offering multiplied by the total number of shares of common stock held by the holders of Redeemable Class A preferred units equals the minimum return threshold; or the combined value of (i) the dividends and distributions, and (ii) the amount received in a sale or exchange and/or the amount received in an initial public offering as described above, equals the minimum return threshold.
Pursuant to the terms of these options, each such option became fully exercisable in December 2003.
Other Recent Stock Option Grants
In 2003, the Board of Directors granted additional options to certain of our executive officers and directors to purchase an aggregate of 440,625 shares of our common stock at an exercise price of $16.00 per share and 9,375 shares at an exercise price of $20.65 per share. These grants included options to purchase 46,875 shares to David J. Teece, our Chairman of the Board, 46,875 shares to David P. Kaplan, our President and a member of our Board of Directors, 59,375 and 9,375 shares with an exercise price of $16.00 and $20.65, respectively to John C. Burke, our Chief Financial Officer, 31,250 shares to Gary S. Yellin, our Chief Accounting Officer, 15,625 shares to Marvin A. Tenenbaum, our Vice President, General Counsel and Secretary, 9,375 shares to Tina M. Bussone, our Director of Administration, 15,625 shares each to Michael R. Gaulke, Michael J. Jeffery, William J. Spencer and Ruth M. Richardson, members of our Board of Directors, and 43,750 shares to Walter H.A. Vandaele, a member of our board of directors. The options granted have four and five year vesting terms.

In May 2004, the Board of Directors granted non-qualified stock options to purchase 750,000 shares of our common stock at an exercise price of $21.85 per share, to each of Dr. Teece and Mr. Kaplan. The options have a 8 2/3-year cliff vesting period from the date of grant, subject to pro-rata acceleration upon the occurrence of death or disability.
Accelerated Vesting of Stock Options and Shares of Restricted Stock
In December 2002, the Board of Directors authorized the acceleration of the vesting of 846,792 stock options held by 45 experts, including 82,031, 49,805 and 13,673 stock options held by Dr. Teece, Mr. Kaplan and Dr. Vandaele, respectively. In December 2002, the Board of Directors authorized the acceleration of the vesting of 1,025,679 shares of restricted stock held by 17 experts, including 328,125 and 328,125 shares of restricted stock held by Dr. Teece and Mr. Kaplan, respectively. These accelerated options and restricted shares are subject to a lockup agreement under which the shares underlying the options and the restricted shares cannot be sold until such time as the options and restricted shares would have otherwise vested absent the acceleration.

Common Unit and Preferred Unit Issuances
Prior to our initial public offering, there was a series of integrated reorganization transactions, including an equity exchange transaction by the members of LECG Holding Company, LLC. Upon the effectiveness of the equity exchange transaction, each Redeemable Class A preferred unit was redeemed subsequent to the initial public offering at the rate of $1,000 per unit, which is the original stated value of each such unit pursuant to the terms established on the date of issuance. The participants in these transactions included persons who at that time were executive officers, directors or as a result of the transaction became holders of more than 5% of our securities and their affiliated entities.

Preferred Class A Redemption and Payment of Previously Taxed Earnings of LECG Holding Company, LLC

Following our initial public offering, we used $40.7 million of the proceeds of the offering to redeem all preferred Class A units, $14.1 million to pay previously taxed earnings ("PTI") and $1.3 million to pay estimated taxes for the period ending November 13, 2003 of LECG Holding Company, LLC. The following represents amounts paid to executive officers, directors and affiliates to redeem their preferred shares and for their portions of PTI and estimated taxes:

Investor	Redeemable Class A preferred units including accrued dividend shares	Redemption payment	PTI payment	Estimated LLC taxes
TCEP/LECG Funding Corporation	19,776.984	$19,776,984	$5,453,420	$577,630
David J. Teece	3,946.917	$3,946,917	$1,811,265	$154,517
David P. Kaplan	1,274.750	$1,274,750	$865,023	$84,249
J. Geoffrey Colton	110.416	$110,416	$55,812	$8,167
Walter H.A. Vandaele	1,275.933	$1,275,933	$392,428	$45,172
Marvin A. Tenenbaum	63.796	$63,796	$17,591	$1,862

Total paid to officers, directors and affiliates		$26,448,796	$8,595,539	$871,597

Indemnification Agreements of Officers and Directors	Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have indemnification agreements for our directors and officers.
Loan Guaranty
In June 2002, we entered into an amendment to our credit agreement with our lenders and borrowed an additional $5.0 million under our existing term loan. Thoma Cressey Fund VII, L.P., the principal parent of TCEP/LECG Funding Corporation and our largest stockholder following the consummation of this offering, guaranteed our obligations up to $5.0 million for the benefit of our lenders and the administrative agent under the loan with respect to our borrowing of additional $5.0 million. Dr. Teece, our Chairman of the Board of Directors, guaranteed our obligations up to $2.5 million, for the benefit of Thoma Cressey Fund VII, L.P. with respect to our borrowing of additional $5.0 million. We reimbursed Thoma Cressey Fund VII, L.P. and Dr. Teece $37,000 for all legal expenses incurred by them associated with the guarantees and the related transactions. In addition, we paid a commitment fee of $400,000 to Thoma Cressey Fund VII, L.P., of which $200,000 was required to be paid to Dr. Teece by Thoma Cressey Fund VII, L.P. In March 2003, we amended and restated our credit facilities with our lenders, and the guarantees are no longer in effect.

 COMPENSATION COMMITTEE REPORT

The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to our executive officers during fiscal year 2003. Actual compensation earned during fiscal year 2003 by the named executive officers is shown in the Summary Compensation Table on page 21 of this Proxy Statement.

Compensation Philosophy	We operate in the extremely competitive industry of expert services. The Compensation Committee believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee's objectives are to:
•
Encourage the achievement of LECG's long-range objectives by providing compensation which directly relates to the performance of the individual and the achievement of internal strategic objectives, including enhancing stockholder value;
	•	Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive within LECG's industry; and
	•	Promote a direct relationship between compensation and LECG's performance by facilitating executive officer stock ownership through restricted stock and stock option awards.
Components of Executive Compensation	The compensation program for our executive officers consists of the following components:
	•	Base Salary
	•	Annual Cash Incentives
	•	Long-Term Stock Option Incentives
Base Salary
The Board of Directors reviewed and approved fiscal year 2003 salaries for our Chief Executive Officer and other executive officers. Base salaries were established by the Board of Directors based upon competitive compensation data, and each person's job responsibilities, level of experience, individual performance and contribution to the business. The Board also noted that Dr. Teece and Mr. Kaplan acted as experts and therefore did not have the ability to devote their entire working days to the management of the Company. In making base salary decisions, the Board of Directors exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

Annual Cash Incentives
Annual incentive bonuses for executive officers are intended to reflect the Board of Directors' belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of LECG, as well as the individual contribution of each executive officer. During the fiscal year, the executive officers were eligible for a target annual bonus. The annual bonus was designed by the Compensation Committee. During fiscal 2003, the Compensation Committee established target bonuses for the Chairman and the President based on the Company's achievement of revenue and EBITDA targets. The bonuses that these officers were eligible to receive varied from zero to 187.5% of base salaries.

The variable compensation bonus plan is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific company-based performance targets and specific individual-based performance targets. The Board evaluates the performance of the executive officers and LECG and approves a performance rating based upon the results of its evaluation. In fiscal year 2003, the persons named in the Summary Compensation Table were paid the bonus amounts shown in the Summary Compensation Table as we achieved our corporate performance targets for revenue and profit in fiscal year 2003. In addition to the bonuses noted above, Dr. Teece and Mr. Kaplan were eligible for additional annual bonuses based upon achievement of specific milestones. These bonuses were based on LECG's attainment of a specific market capitalization. Annual bonuses for fiscal year 2003 were awarded to Messrs. Teece, Kaplan, Burke, Tenenbaum, Yellin and Colton and Ms. Bussone. The bonus amounts for the named executive officers are set forth in the Summary Compensation Table on page 21 of this Proxy Statement. Annual bonuses for fiscal year 2003 paid to other executive officers of LECG not set forth in the Summary Compensation Table totaled $75,000.
Long-Term Stock Option Incentives
The Board of Directors provides our executive officers with long-term incentive compensation through grants of options to purchase our common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of LECG's stockholders and to provide each executive officer with a significant incentive to manage LECG from the perspective of an owner with an equity stake in the business. It is the belief of the Board of Directors that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. The Board of Directors considers the grant of each option, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options held by each individual at the time of the new grant. In fiscal year 2003, our executive officers were granted stock options to purchase 218,750 shares of our common stock.

Respectfully submitted by:
William J. Spencer, Chairman Michael R. Gaulke Michael J. Jeffery William W. Liebeck Ruth M. Richardson

 AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2003 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee's review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Respectfully submitted by:
Michael R. Gaulke, Chairman Michael J. Jeffery William J. Spencer

 COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return to that of the NASDAQ Stock Market Index for US Companies, a broad market index, and a peer group of companies consisting of Charles River Associates, Navigant Consulting, Inc. and FTI Consulting, Inc. The cumulative stockholder returns for shares of our common stock and for the market index and the peer group comparison are calculated assuming $100 was invested on November 13, 2003, the date on which our common stock commenced trading on the NASDAQ National Market, and assuming that shares of our common stock were purchased at the initial public offering price of the common stock. We paid no dividends during the period shown. The performance of the market index and the peer group comparison is shown on a total return, i.e. dividends reinvested basis. The peer group returns are determined based on the returns of each component issuer of the peer group, weighted according to the respective issuer's stock market capitalization at the beginning of the period presented.

	Value of Investments
			% Return
	11/13/2003	12/31/2003
LECG Corporation	100.00	134.65	35%
Peer Group	100.00	108.07	8%
NASDAQ Stock Market Index	100.00	101.83	2%

The information contained above under the captions "Compensation Committee Report," "Audit Committee Report" and "Company Stock Price Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LECG specifically incorporates it by reference into such filing.

 OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: June 15, 2004
Marvin A. Tenenbaum Vice President, General Counsel and Secretary

APPENDIX A

CHARTER FOR THE
AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
LECG CORPORATION

Status

The Audit Committee is a committee of the Board of Directors.

Membership

The Audit Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with the rules and regulations of the Securities and Exchange Commission and NASDAQ Rule 4200. Each member shall have the ability to read and understand the Company's basis financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Audit Committee shall have an accounting background or be a financial expert in accordance with the rules and regulations of the Securities and Exchange Commission, as well as of any stock exchange in which the Company is listed.

Purpose

The Audit Committee will assist the Board of Directors with the oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditors' qualifications and independence and (d) the performance of the Company's internal audit function and the independent auditors.

Responsibilities

1.
Appoint the public accounting firm for the purpose of preparing or issuing an audit report or to perform related work and set their compensation.

2.
Pre-approve all audit and permitted non-audit services to be performed by the public accounting firm; or delegate the authority to pre-approve such services to one or more members of the Audit Committee, who shall report any decision to pre-approve any services to the full Audit Committee at its regularly scheduled meetings.

3.
Report the pre-approval of any permitted non-audit services to management for disclosure in the Company's periodic reports.

4.
Review with members of the public accounting firm selected by the Audit Committee as outside auditors for the Company, the scope of the prospective audit, the estimated fees therefore and other matters pertaining to such audit as the Audit Committee may deem appropriate.

5.
Receive and Review:

(a)
a report by the outside auditor describing (i) the outside auditor's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) in an effort to assess the auditors' independence, all relationships between the auditors and the company; and

  (b)
  all other reports from the outside auditors, including the annual comments from the outside auditors on accounting procedures and systems of control.

6.
Review with members of the public accounting firm selected as outside auditors for the Company, the scope of the prospective audit, the estimated fees therefore and such other matters pertaining to such audit as the Audit Committee may deem appropriate and receive copies of the annual comments from the outside auditors on accounting procedures and systems of control; review and consider whether the provision by the outside auditors of any permitted non-audit services is compatible with maintaining their independence; review and approve the non-audit fees of the outside auditors; and review with them any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries, and any audit problems or difficulties and management's response.

7.
Review, at least annually, the then current and future programs of the Company's Internal Audit Department, including the procedure for assuring implementation of accepted recommendations made by the auditors; and review any issues that arise regarding the performance of the Company's internal audit function and the significant matters contained in these Internal Audit Department reports.

8.
Make or cause to be made, from time to time, such other examinations or reviews as the Audit Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

9.
Recommend annually the public accounting firm to be outside auditors for the Company, for approval by the Board of Directors and set their compensation.

10.
Review with management and the public accounting firm selected as outside auditors for the Company the annual and quarterly financial statements of the Company, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and any material changes in accounting principles or practices used in preparing the statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission. Such review to include the items required by SAS 61 as in effect at that time in the case of the annual statements and SAS 71 as in effect at that time in the case of the quarterly statements. During such review, or otherwise, the Audit Committee shall work to resolve any disagreements between management and the outside auditors regarding financial reporting.

11.
Review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies and discuss Company policies with respect to risk assessment and risk management.

12.
Receive from the outside auditors the report required by Independence Standards Board Standard No. 1 as in effect at that time and discuss it with outside auditors.

13.
Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to assure Company compliance with laws, regulations and internal procedures, through receiving reports from management, lead counsel and other third parties as determined by the Audit Committee on such matters, as well as major legislative and regulatory developments which could materially impact the Company's contingent liabilities and risks.

14.
Establish and maintain procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls or auditing matters and establish clear hiring policies for employees or former employees of the Company's outside auditor.

15.
Obtain the advice and assistance as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee.

16.
Report regularly to the Board of Directors as to the Audit Committee's accomplishments of its purposes and responsibilities.

17.
Conduct an annual performance evaluation of the Audit Committee.

Meetings

The Audit Committee shall meet at least twice each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall meet regularly in executive session without management present. In addition, the Audit Committee shall periodically meet with management, internal auditors and outside auditors to oversee and review their respective performance.

Report

The Audit Committee shall prepare a report each year concerning its compliance with this charter for inclusion in the Company's proxy statement relating to the election of directors.

APPENDIX B

CHARTER FOR THE
CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS OF
LECG CORPORATION

CORPORATE GOVERNANCE COMMITTEE CHARTER AND PRINCIPLES OF CORPORATE GOVERNANCE

Mission

It is the mission and responsibility of the Corporate Governance Committee to monitor and improve the corporate governance of the Company by, among other things, creating an environment of checks and balances which define the responsibilities of the participants in corporate governance, encourages and supports the participants in fulfilling their responsibilities to the Company and its shareholders, and holds participants responsible and accountable for their conduct.

Principles of Corporate Governance

Role and Responsibility of the Board and Board Committees

1.
The Board, which is elected by the shareholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders or specific Committees of the Board. The Board selects the senior management team, which is charged with the conduct of the Company's business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

2.
The Board plans for succession to the position of Chairman of the Board and President as well as certain other senior management positions. To assist the Board, the Chairman and President will annually provide the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

3.
It is the policy of the Company that the Board consists of a majority of outside Directors and that the number of Directors not exceeds a number that can function efficiently as a body. The Corporate Governance Committee, in consultation with the Chairman and President, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board.

4.
It is the policy of the Company that all major decisions be considered by the Board as a whole except as otherwise required by law. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of a publicly owned company. Currently these committees are the Audit Committee, Compensation Committee, Option Committee and Corporate Governance Committee. The members and chairs of these committees are recommended to the Board by the Corporate Governance Committee in consultation with the Chairman and President. The frequency, length and agenda of committee meetings shall be determined by the chair of each respective committee. Materials related to agenda items will generally be provided to the committee members sufficiently in advance of the meeting to allow the members to prepare for discussion of the items at the meeting, except when time constraints make the providing of materials in advance impractical.

5.
The Audit Committee, the Compensation Committee and Corporate Governance Committee shall consist of only outside Directors and shall have a basic Charter setting forth each committee's respective roles and obligations. The Chairman of the Audit Committee shall be filled by a Director with knowledge and experience in financial matters and with General Accepted Accounting Principles. Membership of these committees will be rotated from time to time based on the recommendation of the Corporate Governance Committee.

6.
The Company will have a continuing education process for Board members that include providing Board members with materials relating to the operations of the Company, meetings with key management and visits to Company facilities.

7.
The Chairman and President are responsible for establishing effective communications with the Company's stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors from meeting with shareholders, but it is suggested that any such meetings be held with management present.

Functioning of the Board of Directors

1.
The Chairman of the Board and President set the agenda for Board. Agenda items that fall within the scope of responsibilities of a Board committee are to be reviewed with the chair of that committee prior to the Board meeting. Any member of the Board may request that an item be included on the agenda.

2.
Board materials related to agenda items are generally to be provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting, except when time constraints make the providing of materials in advance impractical.

3.
At the invitation of the Board, members of senior management may attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company's operations. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its shareholders.

4.
Executive sessions or meetings of outside Directors without management present may be held to review the report of the outside auditors, the criteria upon which the performance of the Chairman and President and other senior managers is based, the performance of the Chairman and President against such criteria, and the compensation of the Chairman and President and other senior managers. Additional executive sessions or meetings of outside Directors may be held from time to time as required.

Primary Duties of Corporate Governance Committee

1.
Act as the nominating committee for the Company regarding membership on the Board.

2.
In consultation with the Chairman and President, consider and make recommendations to the Board concerning the appropriate size and needs of the Board.

3.
Consider candidates to fill existing or open positions of the Board created by expansion and vacancies that occur by resignation, by retirement or for any other reason. Candidates are to be selected for their character, judgment, business experience and acumen. Academic and business expertise, prior government service and familiarity with national and international issues affecting business are among the relevant criteria.

4.
Review the overall committee structure of the Board from time to time, as well as the Charters for the committees of the Board, and make recommendations regarding any changes or amendments to the Board committees or their Charters. Each committee is responsible for preparing an annual performance self-evaluation to be provided to the full Board for review.

5.
Make recommendations to the Board on a periodic basis regarding the rotation of members of the various committees of the Board.

6.
Develop a Code of Conduct for the Company to be presented to the Board of Directors for consideration and approval, monitor compliance with the Code of Conduct in conjunction with the Audit Committee of the Company, and monitor the development and implementation of training for employees on the Code of Conduct.

7.
Propose amendments and changes to the Code of Conduct from time to time as appropriate and consider all requests for waivers from the requirements of the Code of Conduct.

The Corporate Governance Committee will meet twice per year in coordination with the summer and winter scheduled Board of Directors meetings and at such other times as it deems appropriate.

These principles of Corporate Governance are to be reviewed by the Corporate Governance Committee and the Board from time to time.

LECG CORPORATION
2004 ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, JULY 29, 2004
10:00 A.M. LOCAL TIME

HOLIDAY INN SAN FRANCISCO-OAKLAND BAY BRIDGE
1800 POWELL STREET
EMERYVILLE, CA 94608

LECG Corporation 2000 Powell Street, Suite 600 Emeryville, California 94608
PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JULY 29, 2004.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint David J. Teece and John C. Burke and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof.

Whether or not a choice is specified, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR RETURN IT TO LECG, C/O LASALLE NATIONAL BANK, 135/1811, P.O. BOX LL, CHICAGO, IL 60690-9882. STOCKHOLDERS MAY VOTE VIA WRITTEN PROXY AS IS DESCRIBED ON THE PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

See reverse for voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.	Election of Directors

Nominees:
01 — David J. Teece
02 — David P. Kaplan
03 — Michael R. Gaulke
04 — Michael J. Jeffery
05 — William W. Liebeck
06 — Ruth M. Richardson
07 — David T. Scheffman
08 — William J. Spencer
	09 — Walter H.A. Vandaele	FOR ALL NOMINEES [ ]	WITHHELD FROM ALL NOMINEES [ ]	FOR ALL NOMINEES EXCEPT [ ]
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of Deloitte & Touche LLP as independent auditors of LECG Corporation for the fiscal year ending December 31, 2004	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.
Address change? Mark Box [ ] Indicate changes below		Date

Signature(s) in Box.

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL INFORMATION ABOUT THE MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
COMPANY STOCK PRICE PERFORMANCE GRAPH
OTHER MATTERS
APPENDIX A
CHARTER FOR THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF LECG CORPORATION
APPENDIX B
CHARTER FOR THE CORPORATE GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS OF LECG CORPORATION
CORPORATE GOVERNANCE COMMITTEE CHARTER AND PRINCIPLES OF CORPORATE GOVERNANCE